Exhibit 23.1
MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Prestige Furnishings.com, of our report dated March 31, 2009 on our audit of the financial statements of Prestige Furnishings.com as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows from inception June 4, 2007 through December 31, 2007 and from inception June 4, 2007 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
May 26, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501